                                                                    EXHIBIT 12.1

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)


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
                                                       SIX MONTHS ENDED JUNE
                                                              30, 1996                        YEAR ENDED DECEMBER 31,
                                                       ----------------------  -----------------------------------------------------
                                                         1997        1996        1995       1994       1993       1992
                                                       ---------  -----------  ---------  ---------  ---------  ---------
                                                                                  (DOLLARS IN THOUSANDS)
Earnings
   1. Net income from operations before tax..........     13,094      10,270      21,243     17,337     15,734     15,448     13,860
   2. Applicable income taxes........................      8,080       6,414      13,351     10,844      9,861      9,321      8,179
                                                       ---------  -----------  ---------  ---------  ---------  ---------  ---------
   3. Income before taxes (1 + 2)....................     21,174      16,684      34,594     28,181     25,595     24,769     22,039
                                                       ---------  -----------  ---------  ---------  ---------  ---------  ---------
                                                       ---------  -----------  ---------  ---------  ---------  ---------  ---------
   4. Fixed charges:
    a.Interest expense excluding interest on
      deposits.......................................      4,092         989       3,389      2,488      1,391        835      1,145
    b.Portion of rents representative of interest....        237         247         492        829        866     --         --
    c.Preferred stock dividends including pre-tax
      effect.........................................      1,169      --             589     --         --         --         --
                                                       ---------  -----------  ---------  ---------  ---------  ---------  ---------
    d.Fixed charges excluding interest on deposits
      (4a + 4b + 4c).................................      5,498       1,236       4,470      3,317      2,257        835      1,145
    e. Interest on deposits..........................     30,281      21,562      46,630     39,458     27,060     26,243     30,844
                                                       ---------  -----------  ---------  ---------  ---------  ---------  ---------
    f.Fixed charges including interest on deposits
      (4d + 4e)......................................     35,779      22,798      51,100     42,775     29,317     27,078     31,989
                                                       ---------  -----------  ---------  ---------  ---------  ---------  ---------
                                                       ---------  -----------  ---------  ---------  ---------  ---------  ---------
   5. Earnings excluding interest on deposits (3 +
    4d)..............................................     26,672      17,920      39,064     31,498     27,852     25,604     23,184
   6. Earnings including interest on deposits (3 +
    4f)..............................................     56,953      39,482      85,694     70,956     54,912     51,847     54,028
   7. Fixed charges excluding interest on deposits
    (4d).............................................      5,498       1,236       4,470      3,317      2,257        835      1,145
   8. Fixed charges including interest on deposits
    (4f).............................................     35,779      22,798      51,100     42,775     29,817     27,078     31,989

Ratio of Earnings to Fixed Charges:
   9. Excluding interest on deposits
    (line 5/line7)...................................      4.85x      14.50x       8.74x      9.50x     12.34x     30.66x     20.25x
  10. Including interest on deposits
    (line 6/line 8)..................................      1.59x       1.73x       1.68x      1.66x      1.87x      1.91x      1.69x
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(1) For purposes of computing the ratio of earnings to fixed charges, earnings represents income before income taxes and fixed charges. Fixed charges represent interest expense and preferred stock dividends, which dividends commenced in October 1996. Deposits include interest-bearing deposits and repurchase agreements. Without including preferred stock dividends in fixed charges and excluding interest on deposits, the ratio of earnings to fixed charges for the six months ended June 30, 1997 and the year ended December
    31, 1996 were 5.89x and 9.91x, respectively. Without including preferred stock dividends in fixed charges and including interest on deposits, the ratio of earnings to fixed charges for the six months ended June 30, 1997 and the year ended December 31, 1996 were 1.61x and 1.68x, respectively.